Exhibit 21.1

Subsidiaries of the Registrant *

State or Other Jurisdiction of Incorporation or Organization
Packaging Corporation of America (100%)	Delaware

PCA Corrugated and Display, LLC (100%)	Delaware
Polywoven Distributors PA, LLC (51%)	Pennsylvania

PCA International Inc. (100%)	Delaware
PCA International Services, LLC (100%)	Delaware

PCA Hydro Inc. (100%)	Delaware

Packaging Corporation of Asia, Limited (100%)	Hong Kong

PCA Southern Indiana Corrugated, LLC (100%)	Delaware

Boise Inc. (100%)	Delaware
Boise Paper Holdings, LLC (100%)	Delaware
Boise Packaging & Newsprint, LLC (100%)	Delaware
Boise Packaging Holdings Corp. (100%)	Delaware
Hexacomb Corporation (100%)	Illinois
Hexacomb Canada Holdings Corporation (100%)	Canada
Hexacomb Canada Corporation (100%)	Canada
Louisiana Timber Procurement Company, LLC (50%)	Delaware
Boise White Paper, LLC (100%)	Delaware
International Falls Power Company (100%)	Delaware
Minnesota, Dakota & Western Railway Company (100%)	Minnesota
B C T, Incorporated (100%)	Delaware

*
The names of some of our foreign subsidiaries have been omitted. These unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as defined in Regulation S-X, Rule 1-02(w).